Exhibit 8






                                   December 3, 1993



          Board of Directors
          Landsing Pacific Fund, Inc.
          155 Bovet Road, Suite 101
          San Mateo, CA  94402

                    Re:  Landsing Pacific Fund, Inc.
                         Registration Statement on Form S-11

          Gentlemen:

                    You (the "Fund") have requested our opinion with respect to the federal income tax matters described below relating to 1,488,284 subscription rights (the "Rights") to purchase the Fund's common stock (the "Common Shares") to be distributed to the Fund's stockholders and 1,488,284 Common Shares of to be issued upon the exercise thereof, pursuant to a Registration Statement on Form S-11 (the "Registration Statement").

                    In rendering our opinion, we have reviewed and relied upon the Registration Statement, as filed with the Securities and Exchange Commission on November 1, 1993 and the Prospectus in the form thereof included in the Registration Statement (the "Pros- pectus"), the Fund's Articles of Incorporation and Bylaws,
          and certain  representations made by  you.   In connection  with
          such representations, we have reviewed certain of your books and records and certain other matters and, based upon such review, we believe that we may reasonably rely upon such representations.

                    We hereby confirm to you our opinions expressed in the Prospectus under the caption entitled "Income Tax Considerations," subject to the assumptions, representations, qualifications and uncertainties discussed therein.

                                        Very truly yours,

                                        -------------------------------------
                                        GREENE, RADOVSKY, MALONEY & SHARE